SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): January 4, 2001


                             EBIZ ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


           Nevada                          0-27721               84-1075269
(State or other Jurisdiction of      (Commission File No.)     (IRS Employer
        Incorporation                                        Identification No.)

                              15695 North 83rd Way
                            Scottsdale, Arizona 85260
        (Address of Registrant's Principal Executive Offices) (Zip Code)


                                 (480) 778-1000
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     Effective January 4, 2001 (the "Effective Time"), JBSI Acquisition, Inc. ("Merger Sub"), a newly formed Texas corporation and wholly-owned subsidiary of EBIZ Enterprises, Inc., a Nevada corporation (the "Company"), merged (the "Merger") with and into Jones Business Systems, Inc., a Texas Corporation ("JBSI") pursuant to an Agreement and Plan of Merger dated November 17, 2000 (the "Merger Agreement"). The description contained in this Item 2 of the transactions consummated pursuant to the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, and the amendments thereto, which are incorporated herein by reference and are filed as Exhibits to this Current Report on Form 8-K (this "Form 8-K").

     At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of JBSI ("JBSI Common Stock") was converted into the right to receive and be exchangeable for 1.549 shares of common stock of the Company, par value $.001 per share ("EBIZ Common Stock"), and each outstanding share of the Series A Convertible Preferred Stock, $0.01 par value per share, of JBSI ("JBSI Preferred Stock") was converted into the right to receive 13.019 shares of EBIZ Common Stock. In addition, each unexpired outstanding option to purchase JBSI Common Stock was converted into an exercisable option to purchase a number of shares of EBIZ Common Stock equal to the number of shares of JBSI Common Stock that could have been purchased under such option multiplied by 1.78, at a price per share of EBIZ Common Stock equal to the per share exercise price of such option divided by 1.78.

     On a pro rata basis, five percent of the shares of EBIZ Common Stock issued to the holders of JBSI Common Stock and JBSI Preferred Stock will be held in escrow pending the resolution of any indemnification claims. Indemnification claims must be made within nine months following the effective date of the Merger. The maximum indemnity liability of the JBSI shareholders is $1,000,000 and no indemnification claims will be paid if the net indemnification amount is less than $250,000.

     The Merger was intended to qualify as a tax deferred  reorganization  under
Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for on a purchase basis. Neither the Company nor any of its affiliates, directors, or officers or any affiliate of any of the Company's directors or officers had any material relationship with the holders of securities of JBSI at or before the Effective Time. JBSI assembles markets and sells customized computer servers.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of Business Acquired.

           INDEX TO JONES BUSINESS SYSTEMS, INC. FINANCIAL STATEMENTS

     Consolidated Balance Sheets as of December 31, 1999 and 2000............  6

     Statements of Operations for the Years Ended December 31, 1999
     and 2000................................................................  8

     Statements of Stockholders' Equity for the Years Ended
     December 31, 1999 and 2000..............................................  9

     Statements of Cash Flows for the Years Ended December 31, 1999
     and 2000................................................................ 10

     Notes to Consolidated Financial Statements.............................. 11

(b)  Pro Forma Financial Information

         INDEX TO EBIZ ENTERPRISES, INC. PRO FORMA FINANCIAL INFORMATION

     Pro Forma Financial Statements (unaudited).............................. 27

     Pro Forma Condensed Combined Balance Sheets (unaudited)................. 28

     Pro Forma Condensed Combined Statements of Operations (unaudited)....... 29

     Pro Forma Condensed Combined Statements of Operations (unaudited)....... 30

(c)  Exhibits

Exhibit No.                          Description
-----------                          -----------
    2.1 Agreement and Plan of Merger, dated November 17, 2000, by and among Ebiz Enterprises, Inc., a Nevada corporation, Jones Business Systems, Inc., a Texas corporation, and JBSI
               Acquisition, Inc., a Texas corporation. (Incorporated by reference to Exhibit 2.1 to the Form 8-K filed by the Company on January 19, 2001.)

    2.2 First Amendment to Agreement and Plan of Merger, dated December 22, 2000. (Incorporated by reference to Exhibit 2.2 to the Form 8-K filed by the Company on January 19, 2001.)

    2.3 Second Amendment to Agreement and Plan of Merger, dated January 3, 2001. (Incorporated by reference to Exhibit 2.3 to the Form 8-K filed by the Company on January 19, 2001.)

    2.4 Registration Rights Agreement, by and among Ebiz Enterprises, Inc., a Nevada corporation, and Shareholders of Jones Business Systems, Inc., dated as of January 4, 2001. (Incorporated by reference to Exhibit 2.5 to Form 8-K filed by the Company on January 19, 2001.)

    2.5 Lock-Up Letter Agreement, by and among Ebiz Enterprises, Inc., a Nevada corporation, and Shareholders of Jones Business Systems, Inc., dated as of November 30, 2000. (Incorporated by reference to Exhibit 2.6 to Form 8-K filed by the Company on January 19, 2001.)

    2.6 Shareholder Voting Agreement and Proxy, by and among Ebiz Enterprises, Inc., a Nevada corporation, and certain shareholders of Jones Business Systems, Inc., dated December 28, 2000. (Incorporated by reference to Exhibit 2.4 to Form 8-K filed by the Company on January 19, 2001.)

    23.1       Consent of Semple & Cooper, LLP

    23.2       Consent of PricewaterhouseCoopers LLP

                          INDEPENDENT AUDITORS' REPORT

To The Stockholders and Board of Directors of
Jones Business Systems, Inc.

We have audited the accompanying consolidated balance sheet of Jones Business Systems, Inc. as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jones Business Systems, Inc. as of December 31, 2000, and the results of its operations, changes in stockholders' equity, and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company's significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Semple & Cooper, L.L.P.
Certified Public Accountants

Phoenix, Arizona
March 24, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Jones Business Systems, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Jones Business Systems, Inc. and its subsidiaries at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company's significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 15, 2000, except as to Note 12,
which is as of May 16, 2001

                          JONES BUSINESS SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                                     ASSETS

(in thousands, except shares and par value)                  2000          1999
                                                           -------       -------
Current assets:
  Cash and cash equivalents                                $    --       $     1
  Accounts receivable, net of an allowance for doubtful
    accounts of $472 and $227, respectively                  2,722         6,984
  Notes receivable                                              20           340
  Other receivables                                            287           513
  Related party notes receivable                                11            95
  Inventory, net of inventory reserve of $531 and $205,
   respectively                                                810         3,218
  Other current assets                                          92           291
                                                           -------       -------

       Total current assets                                  3,942        11,442

Property and equipment, net                                  1,309         1,713
Related party notes receivable                                 194           289
Other assets, net                                            1,869         3,640
                                                           -------       -------

       Total assets                                        $ 7,314       $17,084
                                                           =======       =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          JONES BUSINESS SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands, except shares and par value)               2000           1999
                                                        --------       --------
Current liabilities:
  Current portion of indebtedness                       $  4,356       $    612
  Accounts payable                                         4,527          8,010
  Related party payable                                       --            317
  Other liabilities and accrued expenses                     553            654
                                                        --------       --------
       Total current liabilities                           9,436          9,593

Noncurrent portion of indebtedness                           415          5,797
Subordinated convertible debentures                          185            185
                                                        --------       --------

       Total liabilities                                  10,036         15,575
                                                        --------       --------

Commitments and contingencies (Note 11)                       --             --

Mandatorily redeemable preferred stock:
  Series A noncumulative, convertible, 6% redeemable
   preferred stock, 1,000,000 shares authorized; 117,360
   and 194,738 respectively shares issued and
   outstanding, stated at redemption value (Note 7)        2,081          2,363
                                                        --------       --------
Stockholders' equity (deficit):
  Common stock, $.01 par value - 20,000,000 shares
   authorized; 3,674,975 and 4,108,975 shares
   issued and outstanding, respectively                       37             40
  Additional paid-in capital                               1,948          2,402
  Notes receivable for common stock                         (249)          (593)
  Accumulated deficit                                     (6,539)        (2,703)
                                                        --------       --------
       Total stockholders' equity (deficit)               (4,803)          (854)
                                                        --------       --------

                                                        $  7,314       $ 17,084
                                                        ========       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          JONES BUSINESS SYSTEMS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


(in thousands)                                            2000           1999
                                                        --------       --------
Sales                                                   $ 31,825       $ 49,289
Cost of goods sold                                        27,683         41,879
                                                        --------       --------

Gross profit                                               4,142          7,410

Selling, general and administrative expenses               6,187          6,508
Depreciation and amortization                                522            571
                                                        --------       --------

Operating income (loss) from continuing operations        (2,567)           331
Other (expense):
  Other revenue                                               22             --
  Interest, net                                             (980)          (849)
                                                        --------       --------

Loss from continuing operations before income taxes       (3,525)          (518)
Benefit (provision) for income taxes                      (1,450)           143
                                                        --------       --------

Loss from continuing operations                           (4,975)          (375)
Gain on sale of investment                                 1,139             --
Discontinued operations:
  Loss from operations of Clark Technologies, net
   of income tax benefit of $1,001                            --         (1,991)
  Loss on disposal of Clark Technologies, net of
   applicable income tax benefit of $110                      --           (998)
                                                        --------       --------

Net loss                                                $ (3,836)      $ (3,364)
                                                        ========       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          JONES BUSINESS SYSTEMS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

(in thousands except shares)                                                         Notes        Retained
                                                     Common Stock      Additional  Receivable     Earnings
                                                 -------------------    Paid-In    for Common   (Accumulated
                                                  Shares      Amount    Capital      Stock        Deficit)      Total
                                                  ------      ------    -------      -----        --------      -----
Balance at December 31, 1998                     4,141,840    $   41    $2,445       $(713)        $   661     $ 2,434

Stock forfeiture                                    (6,115)       --       (25)         --              --         (25)
Employee stock bonus                                65,000        --        78          --              --          78
Collection of notes receivable for common stock         --        --        --          23              --          23
Stock redemptions in lieu of collection on
 related party notes receivable                    (91,750)       (1)      (96)         97              --          --
Net loss                                                --        --        --          --          (3,364)     (3,364)
                                                ----------    ------    ------       -----         -------     -------

Balance at December 31, 1999                     4,108,975        40     2,402        (593)         (2,703)       (854)

Stock forfeiture                                   (65,000)       --        --          --              --          --
Stock redemptions in lieu of collection on        (329,000)       (3)     (398)        344              --         (57)
  related party notes receivable
Stock redemption for note receivable               (40,000)       --       (56)                                    (56)
Net loss                                                --        --        --          --          (3,836)     (3,836)
                                                ----------    ------    ------       -----         -------     -------

Balance at December 31, 2000                     3,674,975    $   37    $1,948       $(249)        $(6,539)    $(4,803)
                                                ==========    ======    ======       =====         =======     =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          JONES BUSINESS SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


(in thousands)                                            2000            1999
                                                         -------        -------
Operating activities:
  Net loss                                               $(3,836)       $(3,364)
  Adjustments to reconcile net loss to net cash
   provided by continuing operations:
    Loss on disposal of discontinued operation                --            998
    Accretion of interest on mandatorily redeemable
     preferred stock                                         133            113
    Depreciation and amortization                            620            571
    Deferred income taxes                                  1,323         (1,219)
    Employee stock bonus                                      --             78
    Discount on sale of note receivable                       --             11
    Gain on sale of investment                            (1,139)            --
  Changes in operating assets and liabilities, net
   of effect of acquisitions:
    Accounts receivable, net                               4,262          1,756
    Unbilled revenue                                          --            168
    Other receivables                                        226          1,068
    Inventory                                              2,408          3,426
    Other current assets                                     199            164
    Accounts payable                                      (3,483)        (1,475)
    Related party payable                                   (317)            --
    Other liabilities and accrued expenses                  (350)          (324)
                                                         -------        -------

       Net cash provided by operating activities              46          1,971
                                                         -------        -------
Investing activities:
  Purchases of property and equipment                        (33)          (364)
  Cash proceeds from sale of Clark Technologies               --          1,000
  Collections on notes receivable                            341            412
  Disbursements for notes receivable                        (131)
  Proceeds from sale of other assets                       1,801
  Purchases of other assets                                 (125)            (6)
                                                         -------        -------

       Net cash provided by investing activities           1,853          1,042
                                                         -------        -------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          JONES BUSINESS SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

(in thousands)                                                 2000        1999
                                                              -------    -------
Financing activities:
  Payments under revolving line of credit, net                (1,228)    (4,111)
  Repayments on term notes                                      (351)      (645)
  Payments on subordinated convertible debentures                 --       (249)
  Payments on capital lease obligations                         (155)      (187)
  Sale of note receivable with recourse to affiliate              --        485
  Repayments on sale of note receivable with
   recourse to affiliate                                          --       (168)
  Advances to stockholders and affiliates                         --        (17)
  Collection of notes receivable for common stock                 --         23
  Proceeds from sale-leaseback of equipment                       --        551
  Repurchase of mandatorily redeemable preferred stock          (166)        --
                                                             -------    -------
       Net cash used by financing activities                  (1,900)    (4,318)
                                                             -------    -------

Net decrease in cash                                              (1)    (1,305)
Cash at beginning of year                                          1      1,306
                                                             -------    -------

Cash at end of year                                          $    --    $     1
                                                             =======    =======


(in thousands)                                                2000        1999
                                                              ----        ----
Supplemental disclosure of cash flow information:
  Interest paid                                              $   847    $ 1,093
  Income taxes paid                                              127          1
Noncash investing and financing activities:
  Conversion of debentures into mandatorily redeemable
   preferred stock                                                --      2,250
  Note receivable resulting from sale of Clark Technologies       --        207
  Preferred stock received from sale of Clark Technologies        --      1,000
  Stock forfeiture                                                --         25
  Stock redemptions in lieu of collection on related party
   notes receivable                                              457         97
  Property acquired through capital lease obligations             95         --
  Acquisition of other assets through reduction of note
 ..receivable                                                    175         --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          JONES BUSINESS SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 1
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
                   NATURE OF OPERATIONS AND USE OF ESTIMATES
--------------------------------------------------------------------------------

NATURE OF OPERATIONS

Jones Business Systems, Inc. (the Company) manufactures and sells its Terian general purpose application computer servers as a packaged computing solution with software applications provided by its independent software vendor partners and vertical channel partners. The Company also distributes and serves as a value-added reseller of computer equipment and software. The Company is based in Houston, Texas and has sales offices in six states.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Jones Business Systems, Inc. and its subsidiary. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

REVENUE RECOGNITION

Distribution revenues are recognized upon shipment of product under confirmed customer purchase orders. A provision is made for estimated returns.

The Company has authorized distributorship agreements with various manufacturers. Products sold under the most significant of these individual agreements comprised 24%, 17%, 15%, and 11% during 2000 and 20%, 19% and 11% of the Company's revenues during 1999. These agreements also provide for periodic reimbursement of a portion of the Company's advertising expenses and credit toward purchases based on the Company's transaction volume. During the years ended December 31, 2000 and 1999, the Company recorded reductions of $874 and $1,233, respectively, in selling, general and administrative expenses related to these reimbursements and credits, $287 and $510 of which are included in other receivables at December 31, 2000 and 1999, respectively.

ADVERTISING AND PROMOTION

All costs associated with advertising and promoting products are expensed in the year incurred.

STOCK BASED COMPENSATION

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation Issued to Employees." SFAS No. 123 prescribes using the fair value method of accounting for stock-based compensation issued to employees; however, the Company has elected, as permitted by SFAS No. 123, to continue to use the intrinsic value method in its primary financial statements. The intrinsic value method records compensation expense for stock based upon the difference between the exercise price and the fair market value of the Company's stock at the date of grant, recognized over the vesting period of the options.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 1
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS
                        AND USE OF ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments with an original maturity of three months or less from the date of purchase to be classified as cash and cash equivalents.

INCOME TAXES

The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

CONCENTRATION OF CREDIT RISK

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company maintains a majority of its cash equivalent balance in overnight sweep investments. Management believes that concentrations of credit risk with respect to accounts receivable are limited because the Company's customer base is large and dispersed across many different industries and geographic regions. The Company performs ongoing credit evaluations of its customers to minimize risks.

INVENTORY

Inventory consists of microcomputers and related peripheral products and software and is valued at the lower of cost (first-in, first-out) or market. The inventory balance at December 31, 2000 and 1999 is shown net of an allowance for obsolescence of $531 and, $205, respectively.

PROPERTY AND EQUIPMENT

Property  and  equipment  is  carried  at  cost.   The  cost  of  additions  and
improvements is capitalized, while maintenance and repairs are charged to operations when incurred. Depreciation is recorded using the straight-line method over the estimated useful life of the asset.

LONG-LIVED ASSETS

The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is considered impaired when anticipated undiscounted cash flows, expected to result from the use of the asset and its eventual disposition, is less than its carrying amount. The Company believes that no material impairment exists at December 31, 2000.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 1
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS
                        AND USE OF ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

MANDATORILY REDEEMABLE PREFERRED STOCK

The carrying value of mandatorily redeemable preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the redemption election date. These increases are recorded as interest expense in the period incurred.

The Company authorized the redemption of a portion of its mandatorily redeemable preferred stock on January 25, 2000 for approximately $169.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company enters into various types of financial instruments in the normal course of business and in connection with acquisitions and divestitures. The Company does not hold or issue financial instruments for trading purposes nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying values of cash and cash equivalents, accounts receivable, notes receivable, related party receivables, accounts payable and indebtedness reflected in the December 31, 2000 and 1999 consolidated balance sheets approximate their fair value at that date.

TRANSFER OF FINANCIAL ASSETS

In 1999, the Company adopted Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." During 1999, the Company sold a note receivable to a related party for $485 (Note 9). In accordance with SFAS 125, the balance of the note receivable at December 31, 1999 of $317 is reflected as a note receivable and a corresponding related party payable, as there is full recourse to the Company in the event the note receivable is not collected. As of December 31, 2000 the note was fully collected.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes these estimates are reasonable.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 1
        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS
                        AND USE OF ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

COMMON STOCK

During the year ended December 31, 2000 the board of directors authorized a 5 for 1 common stock split and a change in the par value from $1.00 to $.01. The accompanying financial statements give retroactive effect to the stock split and change in par value.

--------------------------------------------------------------------------------
                                     NOTE 2
                                  ACQUISITIONS
--------------------------------------------------------------------------------

On May 12, 1998, the Company acquired all of the assets and liabilities of Clark Data Systems, Inc. (Clark), a computer services and integration business and all of the outstanding stock of Cadsys Texas, Inc. (Cadsys), a computer software reseller business and affiliate of Clark. Both were headquartered in Houston, Texas. The Company paid consideration of 122,500 shares of the Company's common stock, valued at $6 per share, and assumed $6,283 of Clark liabilities. The acquisition was recorded using the purchase method of accounting, and accordingly, the acquired combined operations of Clark and Cadsys have been included in the results of operations since the date of acquisition. The allocation of the purchase price included $3,615 of goodwill.

On May 31, 1998, the Company acquired certain assets of Computer Support of Sioux City, Ltd. (CSSC), a computer manufacturing business headquartered in Sioux City, Iowa. The consideration for the purchase was $589 in cash, a $100 subordinated debenture with detachable stock warrants and the assumption of $150 of CSSC liabilities. The debenture has a stated rate of interest of 6%, provides for quarterly interest payments with all principal being paid on maturity on October 18, 2002. The detachable stock warrants give CSSC the right to buy up to 5,000 shares of the Company's common stock at $20 per share at any time prior to maturity. The acquisition was recorded using the purchase method of accounting, and accordingly, the acquired operations of CSSC have been included in the results of operations since the date of acquisition. The allocation of purchase price included $713 of goodwill.

--------------------------------------------------------------------------------
                                     NOTE 3
                             DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------

During 1998, the Company combined the acquired business of Clark with its service division and created Clark Technologies, Inc. (Clark Technologies), a computer services and integration business focused on integrating computer solutions for small to mid-sized businesses. The Company operated Clark Technologies until its disposal in December 1999. Accordingly, the consolidated statement of operations has been reclassified for all periods presented to report separately the results of the discontinued operation.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 3
                       DISCONTINUED OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

On December 7, 1999, the Company completed the sale of Clark Technologies to VeriCenter, Inc. (VeriCenter) (Note 9), for cash of $1,000, one million shares of VeriCenter preferred stock valued at $1.00 per share, and a note receivable of $207. The note receivable bears interest at 7% and is due in quarterly installments of $19 beginning March 7, 2000 with final maturity at December 7, 2002. Several of the VeriCenter stockholders own, in the aggregate, a significant amount of the outstanding shares of the Company. VeriCenter had no operations prior to this transaction.

The results of the discontinued Clark Technologies operations through December 7, 1999 are as follows:

                                                                          1999
                                                                        -------
Sales                                                                   $ 7,376
Cost of sales                                                             6,200
                                                                        -------
Gross margin                                                              1,176
Selling, general and administrative expenses                              3,613
Depreciation and amortization                                               268
                                                                        -------
Operating loss from discontinued operations                              (2,705)
Interest expense, net                                                       287
                                                                        -------
Loss from discounted operations before taxes                             (2,992)
Income tax benefit                                                        1,001
                                                                        -------

Net loss from discontinued operations                                   $(1,991)
                                                                        =======

The net loss on the disposal of Clark Technologies at December 7, 1999 is as follows:

Proceeds from disposal of discontinued operations                       $ 2,207
Net book value of assets sold                                            (3,315)
                                                                        -------
Loss on disposal of discontinued operations                              (1,108)
Income tax benefit                                                          110
                                                                        -------

Net loss on disposal of discontinued operations                         $  (998)
                                                                        =======

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 4
                             PROPERTY AND EQUIPMENT
--------------------------------------------------------------------------------

Property and equipment consists of the following at December 31:

                                            Estimated
                                           useful life      2000          1999
                                           -----------     -------      -------
Computer equipment                        3 to 5 years     $ 1,998      $ 1,893
Furniture and fixtures                      7 years            100           98
Automobiles                                 5 years             --           19
Property under capital lease                5 years            655          641
Leasehold improvements                      5 years            174          332
                                                           -------      -------
                                                             2,927        2,983
Accumulated depreciation                                    (1,618)      (1,270)
                                                           -------      -------

                                                           $ 1,309      $ 1,713
                                                           =======      =======

In March 1999, the Company entered into a sale-and-leaseback transaction related to certain of its property and equipment with proceeds of approximately $551. No gain or loss was recognized on this transaction. The leases are classified as capital leases in accordance with SFAS No. 13 "Accounting for Leases".

--------------------------------------------------------------------------------
                                     NOTE 5
                                  OTHER ASSETS
--------------------------------------------------------------------------------

Other assets consist of the following at December 31:

                                                                  2000     1999
                                                                 ------   ------
Goodwill, net of accumulated amortization of $303 and $209       $1,199   $1,318
Investment in VeriCenter preferred stock (Note 3)                   638    1,000
Deferred tax asset (Note 8)                                          --    1,299
Other assets                                                         32       23
                                                                 ------   ------
                                                                 $1,869   $3,640
                                                                 ======   ======

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 5
                            OTHER ASSETS (CONTINUED)
--------------------------------------------------------------------------------

Goodwill is being amortized on a straight-line method over a 15-year period.

In December 1999, the Company disposed of certain assets related to Clark Technologies (Note 3) including related goodwill, with a net book value of $3,429. The Company received one million shares of VeriCenter preferred stock with an estimated fair value of $1,000 on December 7, 1999. On February 25, 2000, the Company sold 400,000 shares of VeriCenter preferred stock for $1,600.

On January 25, 2000, the Company granted options to purchase an aggregate of 337,500 shares of VeriCenter preferred stock (currently owned by the Company) to the holders of its mandatorily redeemable preferred stock. The options grant the holders the right to purchase the shares at a price of $3.00 per share or 80% of the share price of any private financing in excess of $2,000 undertaken by VeriCenter. In connection with the options grant, the Company committed to using the proceeds received from the exercise of the options to redeem, at face value plus accrued interest, the Company's mandatorily redeemable preferred stock, subject to the approval of the Company's lender, and subject to the action being in the best interest of the Company.

Effective January 25, 2000, the Company transferred 200,000 shares of its VeriCenter preferred stock to various stockholders who are personal guarantors of the Company's term note. In addition, the Company issued, to the same individuals, 200,000 warrants that enable the holders to purchase an aggregate of 200,000 shares of the Company's common stock at a price of $7.50 per share. The warrants expire on January 25, 2005.

On February 25, 2000, the Company sold 400,000 shares of its VeriCenter Preferred stock for $1,600.

During the year ended December 31, 2000 the Company distributed 400,000 shares of VeriCenter preferred stock to an investment banker for fees and an additional 62,500 shares were distributed to members of the Board of Directors for director fees.

In addition, during the year ended December 31, 2000, the Company acquired 157,895 shares of VeriCenter Series B Convertible Preferred Stock for the conversion of $175 of notes receivable and $125 of accounts receivable.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 6
                                  INDEBTEDNESS
--------------------------------------------------------------------------------

The components of indebtedness at December 31 are summarized as follows:

                                                                                  2000            1999
                                                                                 -------        -------
Financial institution borrowings:
  Line of credit, as amended in 1998 - $20,000, interest
    at prime minus 1.5% to plus 2%, matures July 2001                            $ 1,588        $ 2,816
  Term note, as amended in 1998 - $3,000, due in monthly
    installments of $40, which escalates to $55 in 2001
    (depending on amounts  outstanding) with the balance
    due July 2001, interest at prime plus 2.0% to 3.5%                             2,360          2,480
Other borrowings:
  Subordinated convertible debentures from acquisitions (Note 2)                     185            185
  Note payable resulting from acquisition (Note 2), interest at 10.5%, payable in equal quarterly installments beginning February 12, 1999
    with principal due May 12, 2001                                                  225            450
  Note payable resulting from acquisition (Note 2), interest at 6%,
    payable quarterly with all principal due October 18, 2002                        100            100
  Capital leases, with aggregate monthly payments approximating $12
    and bearing interest at rates between 9% and 11%                                 498            559
  Other                                                                                               4
                                                                                 -------        -------
                                                                                   4,956          6,594
Less - current maturities                                                         (4,356)          (612)
                                                                                 -------        -------

                                                                                 $   600        $ 5,982
                                                                                 =======        =======

Borrowings under the line of credit are limited to 85% of eligible accounts receivable and 50% of eligible inventory. The line of credit is secured by all accounts receivable, inventory and property and equipment of the Company. The term note is secured by property and equipment. These borrowings contain various covenants which require, among other things, the maintenance of certain working capital and financial ratios and limitations on the declaration of dividends. The Company was not in compliance with certain covenants of the line of credit and the term note with regard to minimum tangible capital funds, debt to tangible capital funds, senior debt service coverage ratio and total debt coverage ratio as of December 31, 1999. However, the lender has waived these violations pertaining to these covenants through March 31, 2000. In March 2000, the lender modified the covenants related to these borrowings and suspended all principal payments on the term note until April 1, 2001. Accordingly, the note balance is classified as noncurrent indebtedness at December 31, 1999.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 6
                            INDEBTEDNESS (CONTINUED)
--------------------------------------------------------------------------------

The Company is in violation of certain financial covenants under a $450 note payable resulting from an acquisition and has included the balance as a current maturity in the accompanying consolidated balance sheet as of December 31, 1999.

Effective February 28, 1999, a vendor converted a $2,000 subordinated debenture into redeemable preferred stock (Note 7). Three other subordinated debentures totaling $250 were converted into redeemable preferred stock on the same terms, on the same date.

The aggregate maturities of indebtedness described above are as follows: $4,356 in 2001; $445 in 2002, $120 in 2003 and $35 in 2004.

--------------------------------------------------------------------------------
                                     NOTE 7
                     MANDITORILY REDEEMABLE PREFERRED STOCK
--------------------------------------------------------------------------------

On February 28, 1999, a total of $2,250 in subordinated convertible debentures were converted into 194,738 shares of preferred stock having a par value of $0.01 per share. These shares, designated as Series A Convertible Redeemable Non-Cumulative Preferred Stock (Series A Preferred Stock), are entitled to one vote per share on all matters upon which common stockholders are entitled to vote and have a redemption value equal to the original issue price plus an amount equal to 6% of the original issue price per annum from the date of issuance. Redemption of the Series A Preferred Stock may be requested at the option of the holders for any or all the outstanding shares provided that the Company does not consummate an underwritten public offering or other defined liquidity event by February 28, 2001. The redemption would be made in six equal quarterly installments of principal plus interest, at an interest rate equal to the price rate adjusted quarterly, at the redemption election date. Under certain circumstances within the Company's control, the holders may redeem the Series A Preferred Stock at a redemption value equal to the original issue price plus an amount equal to 12% of the original issue price, adjusted annually, from the date of issuance. The total redemption value of the shares outstanding at December 31, 2000 and 1999, in the amounts of $2,081 and $2,363, respectively, are classified on the Company's balance sheets as mandatorily redeemable preferred stock.

The Series A Preferred Stock may be converted into a number of shares of the Company's common stock, determined by dividing the original issue price of the Series A Preferred Stock by the conversion price applicable to such share (the initial conversion price equals the original issue price of the Series A Preferred Stock, resulting in a one-to-one conversion rate). In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock shall be paid the greater of (1) the original

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

issuance price plus any accrued or unpaid dividends to the date of liquidation, dissolution or winding up of affairs or (2) the amount per share such holder would receive if the Company's assets were ratably distributed among the holders of common stock and Series A Preferred Stock (determined on an as-converted basis with respect to outstanding shares of Series A Preferred Stock).

--------------------------------------------------------------------------------
                                     NOTE 8
                                  INCOME TAXES
--------------------------------------------------------------------------------

The provision for income taxes (from both continuing operations and discontinued operations) for the years ended December 31, 2000 and 1999 consists of the following:

                                                         2000             1999
                                                        -------         -------
Current tax expense                                     $    --         $    75
Deferred tax expense (benefit)                            1,450          (1,329)
                                                        -------         -------
Income taxes expense (benefit)                          $ 1,450         $(1,254)
                                                        =======         =======

The Company's provision for income taxes exceeds the federal statutory rate primarily due to state income taxes and the recording of the valuation allowance during the year ended December 31, 2000.

Deferred income tax assets (liabilities) at December 31, 2000 and 1999 consist of the following:

                                                               2000       1999
                                                             -------    -------
Accounts receivable allowance                                $   160    $    77
Inventory                                                        181         86
  Less: valuation allowance                                     (341)        --
                                                             -------    -------
Net deferred tax asset - included in other current assets    $    --    $   163
                                                             =======    =======

Operating loss carryforward                                  $ 1,997    $ 1,190
Capital loss carryforward                                        110        110
Miscellaneous other                                               (3)        (1)
  Less: valuation allowance                                   (2,104)        --
                                                             -------    -------
Net noncurrent deferred tax asset (liability)                $    --    $ 1,299
                                                             =======    =======

The Company's net operating loss carryforward totaled approximately $5,874 at December 31, 2000, and expires through 2020. The Company's capital loss carryforward totaled approximately $336 at December 31, 2000 and expires in 2004.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

The net change in the valuation allowance for the year ended December 31, 2000 was an increase of $2,445. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that the inability to utilize net operating loss carryforwards to offset future taxable income within the carryforward periods is more likely than not. Accordingly, a 100 percent valuation allowance has been recorded against the net deferred tax assets.

--------------------------------------------------------------------------------
                                     NOTE 9
                           RELATED PARTY TRANSACTIONS:
--------------------------------------------------------------------------------

In August 1999 the Company sold a note receivable to the Chairman of the Company's Board of Directors for $485. The note receivable was sold at a discount of $11 from its carrying value at the time of the sale. The balance of the note receivable at December 31, 1999 of $317 is reflected as a note receivable and a corresponding related party payable to the Chairman, because the Chairman has recourse to the Company in the event the note receivable is not collected. As of December 31, 2000 the note was fully paid.

In December 1999 the Company completed the sale of Clark Technologies to VeriCenter, a company created by a stockholder and former president of the Company (Note 3). In connection with the transaction, the Company agreed to provide a turn-key office environment, including offices and administrative services, to VeriCenter for a minimum monthly fee of $29 for a two-year period ending December 7, 2001. Fees received for these services during 2000 and 1999 were approximately $367 and $31, respectively. Either party has the ability to terminate the arrangement prior to expiration by paying a termination fee of $115. As of December 31, 2000 the agreement was terminated by VeriCenter and the $115 termination fee was waived by the Company.

The Company holds various notes receivable for common stock from officers and stockholders of the Company. The loans are collateralized by 94,100 shares of the Company's common stock at December 31, 2000 and 1999. The notes receivable are shown on the balance sheet as a reduction in stockholders' equity.

The Company has contracted for printing services from a company which is majority owned by the Company's stockholders for a monthly rate of $17.

The Chairman of the Company's Board of Directors provides legal services to the Company. Fees paid for these services during 2000 and 1999 were approximately $78 and $67, respectively.

The stockholders of the Company participate in a Buy-Sell Agreement that provides them with the right of first refusal to purchase the shares of a stockholder wishing to sell stock under a bona fide offer. The Agreement also provides for the possible sale of stock to the Company in the event of a stockholder's death or disability.

The Company also entered into an agreement to obtain its technology solution services from VeriCenter. These services will be rendered at a rate of 1.5 times the base payroll rate of the VeriCenter consultant performing the services. Fees for these services during 2000 and 1999 were approximately $391 and $33, respectively.

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 9
                     RELATED PARTY TRANSACTIONS (CONTINUED)
--------------------------------------------------------------------------------

Related party receivables at December 31 include the following:

                                                                           2000          1999
                                                                          -----         -----
Note from VeriCenter; interest at 7% annually, due in
  quarterly installments of $19, beginning March 7, 2000
  with final maturity at December 7, 2002                                 $  --         $ 207
Note from affiliated printing company in original amount
  of $122; interest at 12% annually, eight quarterly
  installments of interest only, monthly installments of $4,
  beginning November 8, 2000; final maturity, September 8, 2003             169           122
Notes from three officers of the Company; interest at 8% annually, monthly installments of interest only through September 2000;
  total monthly installments of $1 beginning October 5, 2000
  with final maturity at February 5, 2004                                    36            39
Other                                                                        --            16
                                                                          -----         -----
                                                                            205           384
Less - current portion                                                      (11)          (95)
                                                                          -----         -----

Noncurrent portion                                                        $ 194         $ 289
                                                                          =====         =====

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 10
                              EMPLOYEE COMPENSATION
--------------------------------------------------------------------------------

401K PLAN

The Company sponsors a defined contribution 401(k) Savings Plan for its employees. Company contributions to the plan are discretionary and totaled $43 and $72 for the years ended December 31, 2000 and 1999, respectively.

STOCK OPTION PLAN

The Company has granted stock options to certain stockholders and employees. Options granted vest ratably on an annual basis over a period of five years or immediately upon the sale of the Company. The options have dilution provisions, therefore the information below for the year ended December 31, 1999 has been restated to give effect to the 5 for 1 common stock split.

Information with respect to stock options is as follows:

                                                        2000            1999
                                                     ----------      ----------
Options outstanding at beginning of year              3,146,575       1,486,575
Granted                                                  80,000       2,260,000
Exercised
Canceled                                               (984,640)       (600,000)
                                                     ----------      ----------
Options outstanding at end of year                    2,241,935       3,146,575
Options exercisable at end of year                    1,820,595       1,835,760


                                                         2000            1999
                                                     ----------      ----------
Weighted-average exercise price:
  Granted                                            $     1.25      $      .84
  Exercised
  Canceled                                                 1.20            1.20
  Outstanding at end of year                                .72             .93
  Exercisable at end of year                                .62             .62

Information with respect to stock options outstanding and stock options exercisable at December 31, 2000 is as follows:

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

--------------------------------------------------------------------------------
                                     NOTE 10
                        EMPLOYEE COMPENSATION (CONTINUED)
--------------------------------------------------------------------------------

                           Options Outstanding            Options excercisable
                 ------------------------------------   ------------------------
                    Number      Weighted-                 Number
                 outstanding     average     Weighted-  exercisable    Weighted-
                      at        remaining    average        at          average
   Range of      December 31,  contractual   exercise   December 31,   exercise
exercise prices      2000         life         price       2000          price
---------------      ----         ----         -----       ----          -----
$.50              1,500,000       1.80         $ .50     1,500,000       $ .50
$1.10 - $1.20       364,435      11.10         $1.18       245,095       $1.16
$1.25                77,500      14.50         $1.25        15,500       $1.25
$1.50               300,000       8.60         $1.50        60,000       $1.50
                 ----------                             ----------

                  2,241,935                              1,820,595
                 ==========                             ==========

During 1999, the Company granted 300,000 options that were exercisable upon issuance, with an exercise price of $2.50 ($.50 after giving effect to the 5 for 1 stock split) per share to certain employees and directors. No compensation expense has been recognized as the exercise price of the options at the date of grant did not exceed the fair value of the stock.

Pro forma stock-based compensation costs, if calculated using the fair value method prescribed by SFAS No. 123, would have increased pretax loss by $13 in 2000 and by $9 in 1999. In calculating the fair value of the options, the Company used a Black-Scholes model and the minimum value method with the following assumptions: 5.5% risk-free interest rate, an expected life of five years, volatility of 0% and no dividend yield.

--------------------------------------------------------------------------------
                                     NOTE 11
                          COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

Aggregate rental expense under noncancelable operating leases for the year ended December 31, 2000 and 1999 was approximately $371 and $272, respectively. The aggregate future rental payments under noncancelable operating leases are as follows:

                          JONES BUSINESS SYSTEMS, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                 2001                                 $ 210
                 2002                                   223
                 2003                                   206
                                                      -----

                                                      $ 639
                                                      =====

--------------------------------------------------------------------------------
                                     NOTE 12
                                  GOING CONCERN
--------------------------------------------------------------------------------

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced a significant loss for the year ended December 31, 2000. The loss from operations has resulted in a deficiency in working capital of approximately $5,245 and an accumulated deficit of approximately $6,539.

There can be no assurances that the Company will be able to continue as a going concern in view of its financial condition. The Company's continued existence will depend upon its ability to obtain sufficient additional capital in a timely manner to fund its operations and to further develop its long-term business plan. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly reduce or cease its operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

--------------------------------------------------------------------------------
                                     NOTE 13
                                SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

Effective January 4, 2001 the Company merged with JBSI Acquisition, Inc., a wholly-owned subsidiary of EBIZ Enterprises, Inc. (EBIZ), a Nevada corporation pursuant to an Agreement and Plan of Merger dated November 17, 2000. At the effective date, each outstanding share of $.01 par value common stock of the Company was converted into the right to receive 1.549911636 shares of common stock of EBIZ common stock and each outstanding share of the Series A Preferred Stock was converted into the right to receive 13.01925775 shares of EBIZ common stock. A total of 8,300,000 shares of EBIZ common stock was issued in the merger. In addition, each unexpired outstanding option to purchase JBSI common stock was converted into an exercisable option to purchase that number of shares of EBIZ common stock equal to the number of shares of JBSI common stock that could have been purchased under such option multiplied by 1.78, at a price per share of EBIZ common stock equal to the per share exercise price of such option divide by 1.78. Options to acquire a total of 3,695,912 shares of EBIZ common stock were issued in the merger.

              EBIZ ENTERPRISES, INC. PRO FORMA FINANCIAL STATEMENTS
                                   (UNAUDITED)

On January 4, 2001, Ebiz Enterprises, Inc. ("EBIZ") completed the acquisition of Jones Business Systems, Inc. ("JBSi") by merger of JBSi into a newly formed wholly owned subsidiary of Ebiz. Under the terms of the final transaction, Ebiz paid $8.7 million for the acquisition comprised of 8.2 million shares of Ebiz's common stock valued at $6.0 million, options for 3.7 million shares of Ebiz's common stock valued at $1.7 million and related transaction costs totaling $0.1 million. The fair value of all shares to be issued to acquire JBSi equals approximately $6.0 million or $0.73 per share. In addition, Ebiz assumed $3.7 million in net liabilities for total consideration of $11.5 million. The transaction will be accounted for under the purchase method of accounting in accordance with APB 16. The Company has engaged a third party to determine the purchase price allocation of the intangible assets acquired. The anticipated useful life of intangibles and goodwill will be 2-5 years.

The liabilities assumed were comprised of notes payable, trade accounts payable and accrued expenses.

The following unaudited pro forma condensed combined balance sheet gives effect to the acquisition of LinuxMall as if the transaction occurred on December 31, 2000. The following unaudited pro forma condensed combined statements of operations for the year ended June 30, 2000 and the six months ended December 31, 2000, combine the historical results of operations of the Company and JBSi and assume that the acquisition had been effective as of the beginning of each respective period. The acquisition, which was a stock purchase, will be accounted for as a purchase. The pro forma adjustments are based upon the estimated fair value of the assets and liabilities of JBSi as of December 31, 2000, and are based on the preliminary estimates, evaluations and other data which are currently available and may change as a result of information gained subsequent to December 31, 2000.

The pro forma statements of operations are not necessarily indicative of the actual results which would have occurred had the acquisition been consummated at the beginning of such period or of future consolidated operations of the Company and, accordingly, do not reflect results that would occur from a change in management and planned restructuring of the operations of JBSi. The pro forma financial information has been prepared by the Company and all calculations have been made by the Company based upon assumptions deemed appropriate by the Company. Certain of these assumptions are set forth under the notes to the unaudited pro forma condensed combined financial statements. These statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and JBSi.

                             EBIZ ENTERPRISES, INC.
             PRO FORMA CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
                                DECEMBER 31, 2000

                                                                                       Pro Forma
                                                    Company (f)(h)     JBSi (I)       Adjustments           Pro Forma
                                                    -------------    ------------    ------------          ------------
Assets:
  Cash                                               $    287,059    $         --    $         --          $    287,059
  Restricted cash                                       1,782,381              --              --             1,782,381
  Receivables, net                                      1,127,914       3,040,367              --             4,168,281
  Inventories                                           1,532,301         810,182              --             2,342,483
  Other                                                    31,988          91,991              --               123,979
     Total Current Assets                               4,761,643       3,942,540              --             8,704,183
  Property and Equipment, net                           1,661,531       1,309,346              --             2,970,877
  Goodwill and Other intangibles                       22,847,864              --      10,111,395 (b)        32,959,259
  Other Noncurrent Assets                                  91,761       2,061,641              --             2,153,402
  Restricted Cash                                       2,100,528              --              --             2,100,528
                                                     ------------    ------------    ------------          ------------
       Total Assets                                  $ 31,463,327    $  7,313,528    $ 10,111,395          $ 48,888,250
                                                     ============    ============    ============          ============

Liabilities :
  Accounts Payable                                   $  4,390,238    $  4,526,512    $         --          $  8,916,750
  Accrued Expenses                                      3,036,615         553,379          50,000 (b)         3,639,994
  Related Party on Demand Note                            230,000              --              --               230,000
  Current Portion of Note Payable                       1,000,000       4,356,000              --             5,356,000
  Convertible Debentures                                  320,525              --         320,525
                                                     ------------    ------------    ------------          ------------
       Total Current Liabilities                        8,977,378       9,435,891          50,000            18,463,269
                                                     ============    ============    ============          ============

  Long-Term Debt                                               --         415,335              --               415,335
  Convertible Debentures                                6,216,095         184,765              --             6,400,860
  Redeemable stock                                      1,200,000              --              --             1,200,000
  Manditorily Redeemable Preferred Stock                       --              --              --

Stockholders' Equity:
  Preferred Stock                                         366,737       2,081,250      (2,081,250)              366,737
  Common Stock                                             22,424          37,151         (28,908)(a)(b)         30,667
  Additional Paid In Capital                           34,426,154       1,947,849       5,631,640 (a)(b)     42,005,643
  Notes Receivable for Stock                                   --        (248,800)             -- (a)          (248,800)
  Accumulated Deficit                                 (19,745,461)     (6,539,914)      6,539,914 (a)       (19,745,461)
                                                     ------------    ------------    ------------          ------------
       Total Stockholders' Equity                      15,069,854      (2,722,464)     10,061,395            22,408,786
                                                     ------------    ------------    ------------          ------------
       Total Liabilities and Stockholders' Equity    $ 31,463,327    $  7,313,528    $ 10,111,395          $ 48,888,250
                                                     ============    ============    ============          ============

       The accompanying notes to the unaudited proforma condensed combined financial statements are an integral part of this unaudited condensed combined balance sheet

                             EBIZ ENTERPRISES, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                       SIX MONTHS ENDED DECEMBER 31, 2000

                                                                                                 Pro Forma
                                                Company (g)(h)   LinuxMall(e)      JBSi(i)      Adjustments      Pro Forma
                                                --------------   ------------      -------      -----------      ---------
Net Revenues                                    $  5,589,458    $    480,065    $ 14,611,273    $         --    $ 20,680,796
Cost of Sales                                      4,583,544       1,204,335      12,750,026              --      18,537,905
                                                ------------    ------------    ------------    ------------    ------------
Gross Profit                                       1,005,914        (724,270)      1,861,247              --       2,142,891
Selling, General & Administrative expenses         5,400,439       2,304,229       3,310,693       3,715,895(d)   14,731,256
                                                ------------    ------------    ------------    ------------    ------------
Loss From Operations                              (4,394,525)     (3,028,499)     (1,449,446)     (3,715,895)    (12,588,365)
Other Income (Expense), net                       (3,065,554)       (116,713)     (1,881,184)         76,027(c)   (4,987,424)
                                                ------------    ------------    ------------    ------------    ------------
Net Loss                                          (7,460,079)     (3,145,212)     (3,330,630)     (3,639,868)    (17,575,789)
Dividends on Preferred Stock                          37,950              --              --              --          37,950
                                                ------------    ------------    ------------    ------------    ------------
Net Loss Attributable to  Common Stockholders   $ (7,498,029)   $ (3,145,212)   $ (3,330,630)   $ (3,639,868)   $(17,613,739)
                                                ============    ============    ============    ============    ============

Basic and diluted earnings per share            $      (0.49)                                                   $      (0.75)
                                                ============                                                    ============
Weighted average number of shares                 15,368,505                                                      23,611,232
                                                ============                                                    ============

       The accompanying notes to the unaudited proforma condensed combined financial statements are an integral part of this unaudited combined statement

                             EBIZ ENTERPRISES, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                            YEAR ENDED JUNE 30, 2000

                                                                                                Pro Forma
                                               Company (g)(h)    LinuxMall       JBSi (I)      Adjustments      Pro Forma
                                               --------------    ---------       --------      -----------      ---------
Net Revenues                                     11,900,667       3,301,436      40,714,216              --      55,916,319
Cost of Sales                                    11,087,068       2,492,640      34,594,451              --      48,174,159
                                               ------------    ------------    ------------    ------------    ------------
Gross Profit                                        813,599         808,796       6,119,765              --       7,742,160
Selling, General & Administrative expenses        7,877,833       3,606,510       6,575,462       7,431,791(d)   25,491,596
                                               ------------    ------------    ------------    ------------    ------------
Loss From Operations                             (7,064,234)     (2,797,714)       (455,697)     (7,431,791)    (17,749,436)
Other Income (Expense), net                      (2,952,981)       (179,732)        112,609          69,769(c)   (2,950,335)
                                               ------------    ------------    ------------    ------------    ------------
Net Loss                                        (10,017,215)     (2,977,446)       (343,088)     (7,362,022)    (20,699,771)
Dividends on Preferred Stock                        104,089              --              --              --         104,089
                                               ------------    ------------    ------------    ------------    ------------
Net Loss Attributable to Common Stockholders   $(10,121,304)   $ (2,977,446)   $   (343,088)   $ (7,362,022)   $(20,803,860)

Basic and diluted earnings per share           $      (1.32)                                                   $      (0.89)
                                               ============                                                    ============
Weighted average number of shares                 7,685,232                                                      23,286,937
                                               ============                                                    ============

       The accompanying notes to the unaudited proforma condensed combined financial statements are an integral part of this unaudited combined statement

           NOTES TO PRO FORMA CONDENSED CONBINING FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2000
                   AND THE SIX MONTHS ENDED DECEMBER 31, 2000

     (a) Reflects the elimination of JBSis' stockholders deficit comprised of preferred stock of $2,081,250, common stock of $37,151, additional paid in capital of $1,947,849 and accumulated deficit of $6,539,914.

     (b) Reflects the additional amount of net liabilities to the purchase price of JBSi and other intangibles totaling $10,111,395 and transaction costs related to the acquisition of JBSi by the Company totalling $50,000.

     (c) Reflects the decrease in interest expense related to convertible debentures.

     (d) Reflects pro forma amortization of the goodwill resulting from the LinuxMall and JBSI acquistions and other purchased intangibles over the estimated useful lives of 2-5 years.

     (e) Represents the operations for LinuxMall for the period July 1, 2000 through October 4, 2000, the date of acquisition.

     (f) Includes the accounts of Ebiz and its wholly-owned subsidiary, LinuxMall.

     (g) Includes the operations of LinuxMall for the period from the date of acquisition, October 5, 2000 through December 31, 2000.

     (h) The Company's proforma balance sheet and proforma statement of operations for the year ended June 30, 2000 and statement of operations for the six months ending December 31, 2000 have been changed from amounts presented in the original 8K-A filed on March 20, 2001 . The change was to update the amounts to match the amounts filed in the Company's restated 10KSB-A dated 06/30/00 and restated 10QSB-A dated 09/30/00.

     (i) The JBSi proforma balance sheet and proforma statement of operations for the six months ending December 31, 2000 have been changed from amounts presented in the original 8K-A filed on March 20, 2001 . The amounts presented in the original 8K-A filed on December 20, 2000 were from internally prepared financial statements.The change was to due to adjustments resulting from the audit which began in March 2001.